Exhibit 4.14

AMENDED AND RESTATED INTERCREDITOR AGREEMENT

(NON-OPERATED PROPERTIES)

This AMENDED AND RESTATED INTERCREDITOR AGREEMENT (this “Agreement”), is dated as of December 24, 2010, and entered into by and among CAPITAL ONE, N.A. (“Capital One”), in its capacity as Facility/Swap Agent for the Facility/Swap Creditors, THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., in its capacity as Indenture Trustee (in such capacity, with its successors and assigns, the “Notes Trustee”) and in its capacity as Collateral Agent (in such capacity, with its successor and assigns, the “Notes Collateral Agent”, and together with the Facility/Swap Agent and the Notes Trustee, the “Senior Agents”) for, on behalf of and in the stead of, the Notes Creditors (and, together with the Facility/Swap Creditors, the “Senior Creditors”), W&T Offshore, Inc. (the “Junior Creditor”), BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC (“BEEOO”) and BLACK ELK ENERGY FINANCE CORP. (“BEEFC”) and each of the other Loan Parties from time to time party hereto. Defined terms used in this preamble and the recitals below shall have the meanings set forth in Section 1 below.

WHEREAS, BEEOO, the Facility/Swap Agent and certain financial institutions from time to time party thereto (with their respective successors and assigns, the “Credit Agreement Lenders”) are parties to a Credit Agreement, dated as of December 24, 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time on or prior to the date hereof, the “Credit Agreement”) pursuant to which the Credit Agreement Lenders agreed to make loans to BEEOO of up to $35,000,000; and

WHEREAS, BEEOO and BP Corporation North America Inc. (“BP”) have entered into that certain ISDA Master Agreement, dated October 1, 2009, together with that certain Amended and Restated Schedule of even date herewith and one or more transaction confirmations thereunder (as amended, supplemented, amended and restated, or otherwise modified from time to time, collectively, the “BP Swap Agreement”); and

WHEREAS, pursuant to that certain Intercreditor Agreement, dated as of the date hereof (the “Facility/Swap Intercreditor Agreement”), by and among the Facility/Swap Agent, BP, BEEOO and the other Loan Parties party thereto, BP has authorized the Facility/Swap Agent to act as its agent and enter into this Agreement on its behalf;

WHEREAS, pursuant to the Facility/Swap Security Documents, BEEOO and the other Loan Parties have granted security interests in the Collateral in favor of the Facility/Swap Creditors as security for the payment and performance of the Facility/Swap Obligations (the “Facility/Swap Liens”); and

WHEREAS, BEEOO, BEEFC, the Notes Trustee and the Notes Collateral Agent entered into that certain Indenture dated November 23, 2010 (the “Existing Indenture”), pursuant to which BEEOO and BEEFC issued notes (the “Notes”); and

WHEREAS, certain Persons (with their respective successors and assigns, the “Note Holders”) entered into that certain Purchase Agreement dated November 23, 2010 (the “Note Purchase Agreement”), pursuant to which the Note Holders purchased the Notes; and

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WHEREAS, pursuant to the Notes Security Documents, BEEOO, BEEFC and the other Loan Parties granted and will grant security interests in the Collateral in favor of the Notes Trustee for the benefit of the Notes Creditors as security for the payment and performance of the Notes Obligations (the “Notes Liens”, and together with the Facility/Swap Liens, the “Senior Liens”); and

WHEREAS, BEEOO and the Junior Creditor entered into that certain Purchase and Sale Agreement, dated September 14, 2009 (as amended, supplemented, amended and restated, replaced, refinanced or otherwise modified from time to time, the “Junior Lien Purchase and Sale Agreement”); and

WHEREAS, pursuant to the Junior Lien Purchase and Sale Agreement and the Junior Lien Security Documents, BEEOO and the other Loan Parties have granted security interests in the Collateral in favor of the Junior Creditor as security for the payment and performance of the Junior Lien Obligations (the “Junior Liens”), which will be junior to the Senior Liens as set forth herein; and

WHEREAS, in connection with the Existing Indenture, the Notes Trustee, the Notes Collateral Agent, the Junior Creditor, BEEOO, BEEFC and PPVA Black Elk Cayman LTD, as the prior collateral agent for BP (in such capacity, “PPVA”), entered into an intercreditor agreement dated November 23, 2010 (“the Prior Agreement”) setting forth the rights and priorities of the parties thereto; and

WHEREAS, PPVA no longer has any liens on Collateral and has been replaced by Capital One as the collateral agent for BP under the terms of the Facility/Swap Intercreditor Agreement and as such the parties hereto desire to amend and restate the Prior Agreement to set forth the rights and priorities of the parties hereto.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows:

SECTION 1 Definitions.

The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.

“Collateral” means all Senior Lien Collateral and Junior Lien Collateral.

“Comparable Junior Lien Security Document” means, in relation to any Collateral subject to any Facility/Swap Security Document and Notes Security Document, that Junior Lien

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Security Document that creates a security interest in the same Collateral, granted by the same Loan Party, as applicable.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement” means (i) the Credit Agreement, as amended, supplemented, amended and restated or otherwise modified in accordance with the terms of this Agreement and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Credit Agreement or any other agreement or instrument referred to in this clause (ii) in accordance with this Agreement, in each case as amended, supplemented, amended and restated or otherwise modified in accordance with the terms of this Agreement; provided that, in no event shall the application of the proceeds of the notes issued under the Existing Indenture to repay indebtedness under the Credit Agreement qualify the Existing Indenture as a Credit Agreement. Any reference to the Credit Agreement hereunder shall be deemed a reference to any Credit Agreement then extant.

“Creditor” means, as the context may require, the Senior Creditors and the Junior Creditor.

“Enforcement Action” means, with respect to the Senior Lien Obligations or the Junior Lien Obligations, any acceleration thereof, the exercise of any rights and remedies with respect to any Collateral securing such obligations or the commencement or prosecution of enforcement of any of the rights and remedies under, as applicable, the Senior Lien Documents or the Junior Lien Documents, or applicable law, including without limitation the exercise of any rights of setoff or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of an applicable jurisdiction or under the Bankruptcy Code.

“Escrow Account Collateral” means the “Operated Properties Escrow Account” and the “Non-Operated Properties Escrow Account” as defined in the Junior Lien Purchase and Sale Agreement and the cash balances on deposit therein.

“Facility/Swap Agent” means Capital One.

“Facility/Swap Cap” means the aggregate amount of the Facility/Swap Obligations, including all Swap Obligations; provided that the principal amount of all loans made pursuant to the Credit Agreement constituting Facility/Swap Obligations (including the drawn and undrawn amount of all letters of credit constituting Facility/Swap Obligations) shall not exceed an amount equal to (a) (i) the greater of (x) $35,000,000 and (y) 10% of ACNTA (as defined in the Indenture) as of the date of determination, minus (ii) the sum of all principal payments on the term loans (including voluntary and mandatory prepayments of the term loans), if any, and permanent reductions in revolving loan commitment amounts constituting First Lien Obligations plus (b) 15% of the amount in clause (a) as of the date of determination.

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“Facility/Swap Collateral” means all right, title and interest of any Loan Party in, to and under the Non-Operated Properties and all production rights with respect thereto and all real and personal property related to the Non-Operated Properties, in which a Lien is granted or purported to be granted in favor of the Facility/Swap Agent or any Facility/Swap Creditor as security for any Facility/Swap Obligations. For the avoidance of doubt, the Facility/Swap Collateral shall never include any of the Escrow Account Collateral.

“Facility/Swap Creditor” means the Facility/Swap Agent, the Credit Agreement Lenders, and any other holders of Facility/Swap Obligations, including replacement Credit Agreement Lenders and BP.

“Facility/Swap Documents” means the Credit Agreement, the notes from time to time issued thereunder, letters of credit and letter of credit applications with respect thereto, Swap Agreements between any Facility/Swap Creditor and any Loan Party, including the BP Swap Agreement, the Facility/Swap Security Documents, and all other agreements, certificates, documents, instruments and writings at any time delivered by any Loan Party in connection therewith.

“Facility/Swap Excess Obligations” means, as of any date of determination, the result of the aggregate principal amount of all loans made and letters of credit issued pursuant to the Credit Agreement constituting Facility/Swap Obligations minus the Facility/Swap Cap.

“Facility/Swap Discharge Date” means the date on which (i) all Facility/Swap Obligations (excluding Facility/Swap Excess Obligations) have been paid in cash in full (or, with respect to Swap Agreements, if not paid in cash in full, cash collateral in an amount equal to obligations has been posted arrangements) and (ii) all commitments to extend credit under the Facility/Swap Documents have been terminated and (iii) there are no outstanding letters of credit or similar instruments issued under the Facility/Swap Documents (other than such as have been cash collateralized or defeased in accordance with the terms of the Facility/Swap Security Documents).

“Facility/Swap Obligations” means (i) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all loans made pursuant to the Credit Agreement, (ii) all reimbursement obligations (if any) and interest thereon (including without limitation any Post-Petition Interest) with respect to any letter of credit or similar instruments issued pursuant to the Credit Agreement, (iii) all Swap Obligations of any Loan Party, and (iv) all fees, expenses and other amounts payable from time to time pursuant to the Facility/Swap Documents, in each of the foregoing cases whether or not allowed or allowable against any Loan Party or their estates in an Insolvency Proceeding. To the extent any payment with respect to any Facility/Swap Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, the Junior Creditor, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Senior Creditors and the Junior Creditor, be deemed to be reinstated and outstanding as if such payment had not occurred.

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“Facility/Swap Security Documents” means those security documents listed on Exhibit A attached hereto, and any other instruments, agreements and documents that grant or purport to grant a Lien on the Collateral in favor of Facility/Swap Creditors to secure Facility/Swap Obligations.

“Indenture” means (i) the Existing Indenture, as amended, supplemented, amended and restated or otherwise modified in accordance with the terms of this Agreement and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing Indenture or any other agreement or instrument referred to in this clause (ii) in accordance with this Agreement, in each case as amended, supplemented, amended and restated or otherwise modified in accordance with the terms of this Agreement. Any reference to the Indenture hereunder shall be deemed a reference to any Indenture then extant.

“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Junior Lien Collateral” means all right, title and interest of any Loan Party in, to and under the Non-Operated Properties and all production rights with respect thereto and all real and personal property related to the Non-Operated Properties, in which a Lien is granted or purported to be granted in favor of the Junior Creditor as security for any Junior Lien Obligations. For the avoidance of doubt, the Junior Lien Collateral shall never include any of the Escrow Account Collateral.

“Junior Lien Documents” means the Junior Lien Purchase and Sale Agreement, the Junior Lien Security Documents, and all other agreements, certificates, documents, instruments and writings at any time delivered by any Loan Party in connection therewith.

“Junior Lien Obligations” means the P&A Obligations with respect to the Operated Properties and the Non-Operated Properties and the obligations of BEEOO to fund the Operated Escrow Account and the Non-Operated Escrow Account, in all cases, as set forth in the Junior Lien Purchase and Sale Agreement; provided, that the Junior Lien Obligations shall not include any amount that exceeds (i) a maximum of $32,600,000 in the case of P&A Obligations with respect to the Operated Properties and the obligations to fund the Operated Escrow Account (which such Operated Escrow Account shall be fully funded as of the date hereof) and (ii) a maximum of $31,214,000 in the case of the P&A Obligations with respect to the Non-Operated Properties and the obligation to fund the Non-Operated Escrow Account.

“Junior Lien Security Documents” means that certain Mortgage, Deed of Trust, Collateral Assignment, Security Agreement and Financing Statement, dated as of October 29, 2009, by BEEOO in favor of the Junior Creditor and the trustee therefor, as amended by that certain First Amendment thereto, dated as of the date hereof, and any other instruments,

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agreements and documents that grant or purport to grant a Lien on the Collateral in favor of the Junior Creditor to secure the Junior Lien Obligations.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, assignment, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Party” means BEEOO, BEEFC and each direct or indirect Affiliate or shareholder (or equivalent) of any of BEEOO, BEEFC or any of their respective Affiliates that is now or hereafter becomes a party to any Senior Lien Document or Junior Lien Document.

“Non-Operated Escrow Account” has the meaning set forth in the Junior Lien Purchase and Sale Agreement.

“Non-Operated Properties” means the properties listed on Exhibit B attached hereto.

“Notes Cap” means the aggregate amount of all Notes Obligations; provided that the principal amount of the Notes constituting Notes Obligations shall not exceed $150,000,000 minus the sum of all principal payments (including voluntary and mandatory prepayments) made with respect thereto prior to the date of determination.

“Notes Collateral” means all right, title and interest of any Loan Party in, to and under the Non-Operated Properties and all production rights with respect thereto and all real and personal property related to the Non-Operated Properties, in which a Lien is granted or purported to be granted in favor of the Notes Trustee or any Notes Creditor as security for any Notes Obligations.

“Notes Creditor” means the Notes Trustee, the Notes Collateral Agent, the Note Holders and any other holders of Notes Obligations.

“Notes Documents” means the Indenture, the Notes, the Note Purchase Agreement, each Notes Security Document, and all other agreements, certificates, documents, instruments and writings at any time delivered by any Loan Party in connection therewith.

“Notes Excess Obligations” means, as of any date of determination, the result of the aggregate principal amount of then Notes Obligations minus the then Notes Cap.

“Notes Lien Discharge Date” means the date on which all Notes Obligations have been paid in cash in full.

“Notes Obligations” means (i) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on the Notes and any other indebtedness or obligations under the Indenture and the Notes, and (ii) all fees, expenses and other amounts payable from time to time pursuant to the Notes Documents, in each case whether or not allowed or allowable against any Loan Party or their estates in an Insolvency Proceeding. To the extent

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any payment with respect to any Notes Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, the Junior Creditor, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Senior Creditors and the Junior Creditor, be deemed to be reinstated and outstanding as if such payment had not occurred.

“Notes Security Documents” means the “Collateral Agreements” as defined in the Second Lien Indenture, and any mortgages, instruments, agreements and documents that grant or purport to grant a Lien on the Collateral in favor of the Notes Creditors to secure the Notes Obligations.

“Operated Escrow Account” has the meaning set forth in the Junior Lien Purchase and Sale Agreement.

“Operated Properties” has the meaning set forth in the Junior Lien Purchase and Sale Agreement.

“P&A Obligations” means the plugging and abandoning and/or removal of wells, platforms, facilities, pipelines and other equipment as required by all notices, rules and regulations of the Bureau of Ocean Energy Management, Regulation and Enforcement (the “BOEMRE”) and any other agency, body or authority having jurisdiction with respect to all wells, platforms, pipelines, facilities and other equipment currently located on the Operated Properties and the Non-Operated Properties.

“Person” means, any person, individual, sole proprietorship, partnership, joint venture, corporation, limited liability company, unincorporated organization, association, institution, entity, party, including any government and any political subdivision, agency or instrumentality thereof.

“Post-Petition Interest” means any interest or entitlement to fees or expenses that accrues after the commencement of any Insolvency Proceeding, whether or not allowed or allowable in any such Insolvency Proceeding.

“Senior Lien Agreements” means the Credit Agreement and the Indenture

“Senior Lien Cap” means the Facility/Swap Cap and the Notes Cap.

“Senior Lien Collateral” means all Facility/Swap Collateral and all Notes Collateral. For the avoidance of doubt, the Senior Lien Collateral shall never include any of the Escrow Account Collateral.

“Senior Lien Discharge Date” means the date on which the later of the Facility/Swap Discharge Date and the Notes Lien Discharge Date has occurred.

“Senior Lien Documents” means all Facility/Swap Documents and all Notes Documents.

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“Senior Lien Excess Obligations” means the Facility/Swap Excess Obligations and the Notes Excess Obligations.

“Senior Lien Obligations” means all Facility/Swap Obligations and all Notes Obligations.

“Swap Agreement” has the meaning given such term in the Credit Agreement (as in effect on the date hereof).

“Swap Obligations” means, relative to any Person, any obligations of such Person under a Swap Agreement.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if, relative to any financing statement or by reason of applicable law, the perfection or the effect of perfection or non-perfection of the security interests granted pursuant to the applicable Senior Lien Documents or Junior Lien Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then, “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of this Agreement and the provisions of each Senior Lien Document and Junior Lien Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

SECTION 2 Obligations and Lien Priorities.

2.1 Subordination of Junior Liens.

(a) Until the Senior Lien Discharge Date, any and all Liens now existing or hereafter created or arising in favor of the Junior Creditor affecting the Collateral securing the Junior Lien Obligations, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, are expressly subordinated and junior in priority, operation and effect to any and all Liens now existing or hereafter created or arising in favor of the Senior Creditors affecting the Collateral securing the Senior Lien Obligations, notwithstanding (i) anything to the contrary contained in any agreement or filing to which the Junior Creditor may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other Liens or any defect or deficiency or alleged defect or deficiency in any of the foregoing, (ii) any provision of the Uniform Commercial Code or any applicable law or any Senior Lien Document or Junior Lien Document or any other circumstance whatsoever and (iii) the fact that any such Liens in favor of any Senior Creditor affecting the Collateral securing any of the Senior Lien Obligations are (x) subordinated to any Lien securing any obligation of any Loan Party other than the Junior Lien Obligations or (y) otherwise subordinated, voided, avoided, invalidated or lapsed. Any and all such Liens affecting the Collateral securing the Senior Lien Obligations shall be and remain senior in right, priority, operation and effect to any Liens affecting the Collateral securing Junior Lien Obligations for all purposes, whether or not any such Liens affecting the Collateral securing Senior Lien Obligations are subordinated in any respect to any other Liens affecting the Collateral securing other indebtedness of BEEOO, BEEFC or any other Loan Party.

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(b) Each of the Junior Creditor and the Senior Agents, for themselves individually and on behalf of their respective Senior Creditors, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency Proceeding), the validity, extent, perfection, priority or enforceability of any Lien held by or on behalf of any of the Senior Creditors in the Collateral or by or on behalf of the Junior Creditor in the Collateral, respectively; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the Senior Agents, any other Senior Creditors, or the Junior Creditor to enforce this Agreement, including the priority of the Liens as provided herein.

(c) The subordination of Liens affecting the Collateral securing the Junior Lien Obligations described herein affects only the relative priority of those Liens, and does not subordinate the Junior Lien Obligations in right of payment to the Senior Lien Obligations. Nothing in this Agreement will affect the entitlement of the Junior Creditor to receive and retain required payments of interest, principal, and other amounts in respect of the Junior Lien Obligations unless the receipt is expressly prohibited by, or results from the Junior Creditor’s breach of, this Agreement.

2.2 Nature of Senior Lien Obligations. The Junior Creditor acknowledges that all or a portion of the Senior Lien Obligations are revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the Senior Lien Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the Senior Lien Obligations may be increased, replaced or refinanced, in each event, in accordance with Section 6.1 and without affecting the provisions hereof. The Senior Agents on behalf of themselves individually and their respective Senior Creditors acknowledges that the terms of the Junior Lien Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the Junior Lien Obligations may be replaced or refinanced, in each event, in accordance with Section 6.2 and without affecting the provisions hereof. The Lien priorities provided in Section 21 (as modified by Section 2.4) shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the Senior Lien Obligations or the Junior Lien Obligations, or any part thereof.

2.3 Agreements Regarding Actions to Perfect Liens.

(a) (i) BEEOO and BEEFC will cause each Junior Lien Security Document to include the following language (or language of similar effect approved by the Senior Agents):

“Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Junior Creditor pursuant to this Agreement and the exercise of any right or remedy by the Junior Creditor hereunder are subject to the provisions of the Amended and Restated Intercreditor Agreement (Non-Operated Properties), dated as of December 24, 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Intercreditor Agreement”), among Capital One, N.A., as Facility/Swap Agent, The Bank of New York Mellon Trust Company, N.A., as Notes Trustee and Notes Collateral Agent (and together with the Facility/Swap Agent, the “Senior Agents”), W&T Offshore, Inc. as the Junior Creditor, Black Elk Energy Offshore Operations, LLC, Black Elk Energy Finance Corp., and

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other persons party or that may become party thereto from time to time. If there is a conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement will control.”

(ii) Pursuant to the Prior Agreement, BEEOO and BEEFC have caused language identical to the foregoing to be included in the Junior Lien Security Documents entered into (or amended) contemporaneously therewith, except that such language refers to the Prior Agreement and to PPVA as the Facility/Swap Agent. All parties hereto acknowledge that, notwithstanding the reference in such language to the Prior Agreement, said language now refers to this Agreement, it being an amendment and restatement of the Prior Agreement, and that the rights and privileges afforded by said language inure to the benefit of the Senior Agents and the Senior Creditors hereunder, said parties being the successors in interest to the Senior Agents and Senior Creditors under the Prior Agreement. Each party hereto recognizes the efficacy of such language in respect of this Agreement and will take such steps and actions as are reasonably necessary to carry out the intent of said language in accordance with the terms of this Agreement, notwithstanding its reference to the Prior Agreement.

(b) The Senior Agents hereby acknowledge that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the Uniform Commercial Code) over Collateral pursuant to the Senior Lien Security Documents, such possession or control is also for the benefit of the Junior Creditor for purposes of perfecting their security interest in such Collateral to the extent any Loan Party has granted or purported to grant to the Junior Creditor a security interest in such Collateral. Nothing in the preceding sentence shall be construed to impose any duty on the Senior Agents (or any third party acting on its behalf) with respect to such Collateral or provide the Junior Creditor with any rights with respect to such Collateral beyond those specified in this Agreement and the Junior Lien Security Documents; provided that subsequent to the occurrence of the Senior Lien Discharge Date, the Senior Agents shall within fifteen (15) Business Days (as defined in the applicable Senior Lien Agreement) thereafter (x) deliver to the Junior Creditor, at the Loan Parties’ sole cost and expense, the Collateral in its possession or control together with any necessary endorsements, or (y) direct and deliver such Collateral as a court of competent jurisdiction otherwise directs; and provided further that the provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Creditors and the Junior Creditor, and shall not impose on the Senior Agents or the Senior Creditors any obligations in respect of the disposition of any Collateral (or any proceeds thereof) that would conflict with prior perfected Liens or any claims thereon in favor of any other Person. Notwithstanding the foregoing, until the Facility/Swap Discharge Date has occurred, the use of the term “Senior Agent” in this clause (b) shall only refer to the Facility/Swap Agent.

2.4 Junior Liens and Agreements. So long as the Senior Lien Discharge Date has not occurred, the parties hereto agree that no Loan Party shall grant or permit, and the Junior Creditor shall not acquire or hold, any Lien on any asset of any Loan Party securing any Junior Lien Obligation which asset is not also subject to a Lien granted pursuant to the Senior Lien Documents in favor of the Senior Agents for the benefit of their respective Senior Creditors securing the Senior Lien Obligations. Notwithstanding the foregoing, the Notes Trustee acknowledges, on behalf of itself and the Notes Creditors, that the Operated Escrow Account and the Non-Operated Escrow Account shall not constitute Notes Collateral securing the Notes

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Obligations. In addition, for the avoidance of doubt, the parties hereto acknowledge and agree that (x) the Operated Properties Escrow Account and the Non-Operated Properties Escrow Account are not “Collateral” subject to this Agreement and (y) the relative priorities, rights and duties as between the Facility/Swap Agent and the Junior Creditor with respect to the Operated Properties Escrow Account and the Non-Operated Properties Escrow Account are set forth in the Escrow Accounts Intercreditor Agreement (as defined in Section 9.1). In furtherance of the foregoing, the Junior Creditor agrees, subject to the other provisions of this Agreement:

(a) upon reasonable request by any Senior Agent, to cooperate in good faith (and to direct its counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Junior Lien Collateral and the steps taken to perfect Junior Liens thereon and the identity of the parties obligated under the Junior Lien Documents; and

(b) that in the event (x) the Senior Agents shall obtain or record any Senior Lien Documents in favor of the Senior Agents granting Liens on Collateral to secure Senior Lien Obligations, then Senior Lien Agents shall notify the Junior Creditor or such documentation and provide a copy thereof or (y) the Junior Creditor shall obtain or record any Junior Lien Documents in favor of the Junior Creditor granting Liens on Collateral to secure Junior Lien Obligations, then the Junior Creditor shall notify the Senior Lien Agents of such documentation and provide a copy thereof.

2.5 Certain Agreements with Respect to Unenforceable Liens. Notwithstanding anything to the contrary contained herein, if in any Insolvency Proceeding a determination is made that any Lien encumbering any Collateral securing the Senior Lien Obligations is not enforceable for any reason, then the Junior Creditor agrees that any distribution or recovery it may receive with respect to, or allocable to, the value of the assets intended to constitute such Collateral or any proceeds thereof shall (for so long as the Senior Lien Discharge Date has not occurred) be segregated and held in trust and forthwith paid over to the Senior Agents for the benefit of their respective Senior Creditors in the same form as received without recourse, representation or warranty, but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct until such time as the Senior Lien Discharge Date has occurred. Until the Senior Lien Discharge Date occurs, the Junior Creditor, hereby appoints the Senior Agents, and any officer or agent of the Senior Agents, with full power of substitution, the attorney-in-fact of the Junior Creditor for the limited purpose of carrying out the provisions of this Section and taking any action and executing any instrument that the Senior Agents may deem necessary or advisable to accomplish the purposes of this Section, which appointment is irrevocable and coupled with an interest. Notwithstanding the foregoing sentence, until the Facility/Swap Discharge Date has occurred, the use of the term “Senior Agent” in the foregoing sentence shall only refer to the Facility/Swap Agent.

2.6 Subordination of Liens Securing Excess Senior Lien Obligations. Notwithstanding anything to the contrary contained in this Agreement;

(a) all Liens on the Collateral securing Junior Lien Obligations will be senior in all respects and prior to any Lien on the Collateral securing any Senior Lien Excess Obligations, and all Liens on the Collateral securing any Senior Lien Excess Obligations will be junior and subordinate in all respects to any Lien on the Collateral securing a Junior Lien Obligation; and

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(b) with respect to the Senior Lien Excess Obligations and Collateral (including proceeds),

(i) Senior Creditors will have rights and obligations analogous to the rights and obligations the Junior Creditor has under this Agreement with respect to the Junior Lien Obligations and the Collateral (including proceeds); and

(ii) the Junior Creditor will have rights and obligations analogous to the rights and obligations the Senior Creditors have under this Agreement with respect to the Senior Lien Obligations that are not in excess of the Senior Lien Cap, and the Collateral (including proceeds),

(c) all Liens on the Collateral securing Senior Lien Obligations held by the Facility/Swap Agent, all Liens on the Collateral securing any Senior Lien Obligations held by the Notes Trustee and all agreements with respect to priority and other arrangements set forth in this Agreement will be subject to Section 9.1(a) and subject to the order of lien priorities set forth in the First Lien Agent/Second Lien Trustee Intercreditor Agreement (as defined in Section 9.1(a)).

SECTION 3 Enforcement Rights.

3.1 Enforcement. Until the occurrence of the Senior Lien Discharge Date, whether or not an Insolvency Proceeding has been commenced by or against any Loan Party:

(a) The Junior Creditor:

(i) shall not take any Enforcement Action with respect to any Collateral or exercise rights with respect to a Lien affecting the Collateral securing a Junior Lien Obligation,

(ii) will not contest, protest or object to, or take any other action that may impair, any collection or foreclosure proceeding or action with respect to the Collateral brought by any Senior Agent or any Senior Creditor or any other exercise by any Senior Agent or any Senior Creditor, of any rights and remedies under the respective Senior Lien Documents or otherwise, and

(iii) will not object to the forbearance by any Senior Agent or any Senior Creditor from bringing or pursuing any collection or foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral.

(b) The Senior Creditors shall have the exclusive right to take and continue any Enforcement Action with respect to the Collateral, without any notification to, consultation with or consent of the Junior Creditor. Upon the occurrence and during the continuance of a default or an event of default under any Senior Lien Document, subject to the provisions of this Agreement and applicable law, the relevant Senior Agent and related Senior Creditors may take and continue any Enforcement Action with respect to the Collateral in such order and manner as they may determine in their sole discretion.

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(c) Notwithstanding the preceding section 3.1(a) or (b), the Junior Creditor may:

(i) Reserved.

(ii) file a proof of claim or statement of interest, vote on a plan of reorganization (including a vote to accept or reject a plan of reorganization (including a vote to accept or reject a plan of partial or complete liquidation, reorganization, arrangement, composition or extension)), and make other filings, arguments, and motions, with respect to the Junior Lien Obligations and the Collateral in any insolvency proceeding commenced by or against any grantor, in each case in accordance with this Agreement;

(iii) take action to create, perfect, preserve or protect its Lien on the Collateral, so long as such actions are not adverse to the priority status in accordance with this Agreement of Liens on the Collateral securing the Senior Lien Obligations or the Senior Creditors’ rights to exercise remedies;

(iv) file necessary pleadings in opposition to a claim objecting to or otherwise seeking disallowance of a Junior Lien Obligation or a Lien on the Collateral securing the Junior Lien Obligations;

(v) join (but not exercise any control over) a judicial foreclosure or Lien enforcement proceeding with respect to the Collateral initiated by the any Senior Creditor, to the extent that such action could not reasonably be expected to interfere materially with the Enforcement Actions any Senior Creditor, but the Junior Creditor may not receive any proceeds thereof unless expressly permitted in this Agreement; and

(vi) bid for or purchase Collateral at any public, private or judicial foreclosure upon such Collateral initiated by any Senior Creditor or any sale of Collateral during an insolvency proceeding; provided that such bid may not include a “credit bid” in respect of any Junior Lien Obligations unless the proceeds of such bid are otherwise sufficient to cause the discharge of the Senior Lien Obligations.

(d) The Junior Creditor will not contest, protest or object to, or take any action to hinder, and waives any and all claims with respect to, any Enforcement Action by a Senior Creditor.

(e) Except as expressly provided in Section 2.3(b) hereof, no Senior Agent shall have any implied duty to the Junior Creditor or any Loan Party as to any property belonging to any Loan Party (whether or not the same constitutes Collateral) in its possession or control or in the possession or control of any of its agents or nominees, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

3.2 Junior Creditor’s Rights as Unsecured Creditor. Subject to the terms and provisions hereof, the Junior Creditor may, in accordance with the terms of the Junior Lien Documents and applicable law, enforce rights and exercise remedies against any Loan Party as unsecured creditors (other than initiating or joining in an involuntary case or proceeding under the Bankruptcy Code with respect to any of the Loan Parties); provided that no such action is otherwise inconsistent with the terms of this Agreement.

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3.3 Judgment Creditors. In the event that the Junior Creditor becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Senior Liens and the Senior Lien Obligations) to the same extent as all other Liens securing the Junior Lien Obligations (created pursuant to the Junior Lien Security Documents) subject to this Agreement.

3.4 No Additional Rights For Loan Parties Hereunder. Except as provided in Section 3.5, if either any Senior Creditor or the Junior Creditor shall enforce its rights or remedies in violation of the terms of this Agreement, no Loan Party shall be entitled to use such violation as a defense, to any action by such party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Senior Creditor or Junior Creditor, as applicable.

3.5 Actions Upon Breach.

(a) If:

(i) the Junior Creditor, in violation of this Agreement, commences or participates in any action or proceeding against any Loan Party or the Collateral, such Loan Party, with the prior written consent of the Senior Agents, may interpose as a defense or dilatory plea the making of this Agreement, and any Senior Creditor may intervene and interpose such defense or plea in its or their name or in the name of any of such Loan Party.

(ii) any Senior Creditor, in violation of this Agreement, commences or participates in any action or proceeding against any Loan Party or the Collateral, such Loan Party, with the prior written consent of the Junior Creditor, may interpose as a defense or dilatory plea the making of this Agreement, and the Junior Creditor may intervene and interpose such defense or plea in its or their name or in the name of such Loan Party.

(b) Should:

(i) the Junior Creditor, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Senior Creditor (in its or their own name or in the name of the relevant Loan Party) or the relevant Loan Party may obtain relief against the Junior Creditor by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Junior Creditor that (A) the Senior Creditors’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (B) the Junior Creditor waives any defense that the Loan Parties and/or the Senior Creditors cannot demonstrate damage and/or be made whole by the awarding of damages.

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(ii) any Senior Creditor, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, the Junior Creditor (in its own name or in the name of the relevant Loan Party) or the relevant Loan Party may obtain relief against such Senior Creditor by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Senior Agents, on behalf of themselves individually and on behalf of each of their respective Senior Creditors that (A) the Junior Creditor’s damages from its actions may at that time be difficult to ascertain and may be irreparable, and (B) each Senior Creditor waives any defense that the Loan Parties and/or the Junior Creditor cannot demonstrate damage and/or be made whole by the awarding of damages.

SECTION 4 Application Of Proceeds Of Collateral; Dispositions And Releases Of Collateral; Insurance.

4.1 Application of Proceeds: Turnover Provisions.

(a) All proceeds of Collateral (including without limitation any interest earned thereon) resulting from the sale, collection or other disposition of Collateral in connection with or resulting from any Enforcement Action with respect to the Collateral, and whether or not pursuant to an Insolvency Proceeding, shall be distributed as follows:

(i) first to the First Lien Creditors, the Notes Trustee and the Notes Collateral Agent for the payment of costs and expenses of such Creditors in connection with such Enforcement Actions,

(ii) second, subject to the terms of the First Lien Agent/Second Lien Trustee Intercreditor Agreement (defined below), to the Senior Agents in an amount not to exceed the Senior Lien Cap for application to the Senior Lien Obligations in accordance with the terms of the Senior Lien Documents,

(iii) third to the Junior Creditor for application to the Junior Lien Obligations in accordance with the terms of the Junior Lien Documents, until the Junior Lien Obligations have been indefeasibly paid in full,

(iv) fourth, subject to the terms of the First Lien Agent/Second Lien Trustee Intercreditor Agreement (defined below), to the Senior Agents for application to the remaining Senior Lien Obligations in accordance with the terms of the Senior Lien Documents, until the Senior Lien Discharge Date has occurred, and

(v) thereafter, after the Senior Lien Discharge Date and the date that all Junior Lien Obligations have been satisfied and paid in full in cash, to the Loan Parties or to whomever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(b) Until the occurrence of the Senior Lien Discharge Date, any Collateral, including without limitation any such Collateral constituting proceeds, that may be received by the Junior

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Creditor in violation of this Agreement shall be segregated and held in trust and promptly paid over to the Senior Agents, for the benefit of their respective Senior Creditors for application in accordance with clause (a) above, in the same form as received, with any necessary endorsements, and the Junior Creditor hereby authorizes the Senior Agents to make any such endorsements as agent for the Junior Creditor (which authorization, being coupled with an interest, is irrevocable). Notwithstanding the foregoing, until the Facility/Swap Discharge Date has occurred, the use of the term “Senior Agent” in this clause (b) shall only refer to the Facility/Swap Agent.

(c) Notwithstanding anything to the contrary contained in this Section 4.1, this Section 4.1 and the remainder of this Agreement is subject to Section 9.1.

4.2 Releases of Junior Liens.

(a) If, in connection with (i) any disposition of any Collateral permitted under the terms of any of the Senior Lien Documents or (ii) the enforcement or exercise of any rights or remedies with respect to the Collateral, including any disposition of any Collateral or (iii) an Insolvency Proceeding and the entry of an order by the bankruptcy court authorizing any disposition of any Collateral, the Senior Agents, for themselves individually and on behalf of their Senior Creditors releases any of the Liens securing Senior Lien Obligations (in each case, a “Release”), other than any such Release granted following the Senior Lien Discharge Date, then the Liens securing the Junior Lien Obligations on such Collateral will be automatically, unconditionally and simultaneously released; provided that, (x) in the case of a disposition of Collateral in accordance with clause (i) above, the Liens securing Junior Lien Obligations may not be so Released if such disposition is not permitted under the terms of the Junior Lien Documents and (y) in the case of a disposition of Collateral in accordance with clauses (ii) or (iii) above, the Liens securing Junior Lien Obligations may not be so Released if the proceeds of such disposition are not applied to repay the Senior Lien Obligations and permanently reduce any commitments thereunder by a corresponding amount in accordance with Section 4.1(a). The Notes Trustee and the Notes Collateral Agent will be entitled to receive and rely on opinions of counsel and officers’ certificates provided by the Loan Parties stating that all conditions precedent to such Release have been satisfied. Notwithstanding anything in this Section 4.2(a) to the contrary, until the Facility/Swap Discharge Date has occurred, the use of the term “Senior Agent” in this Section 4.2(a) shall only refer to the Facility/Swap Agent.

(b) The Junior Creditor shall promptly execute and deliver such release documents and instruments and shall take such further actions as the Senior Agents shall reasonably request to evidence any release of the Junior Liens described in paragraph (a). The Junior Creditor hereby appoints the Senior Agents and any officer or duly authorized person of the Senior Lien Agents, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Junior Creditor and in the name of the Junior Creditor or in the applicable Senior Agent’s own name, from time to time, in the Senior Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purpose of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

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Notwithstanding anything herein to the contrary, no provision of this Section 4.2(b) shall have any effect on the obligations of any Loan Party under the Junior Lien Documents with respect to any such release of such Collateral. Notwithstanding anything in this Section 4.2(b) to the contrary, until the Facility/Swap Discharge Date has occurred, the use of the term “Senior Agent” in this Section 4.2(b) shall only refer to the Facility/Swap Agent.

4.3 Insurance. Until the Senior Lien Discharge Date has occurred, the Senior Agents, for the benefit of their respective Senior Creditors, will (i) be named as additional insured and loss payee under any insurance policies maintained from time to time by any Loan Party that names the Junior Creditor as additional insured and loss payee and (ii) have the sole and exclusive right (A) to adjust or settle any insurance policy or claim covering the Collateral in the event of any loss thereunder, (B) to approve any award granted in any condemnation or similar proceeding affecting the Collateral and (C) of control over any deposit accounts of any Loan Party. Notwithstanding the foregoing, until the Facility/Swap Discharge Date has occurred, the use of the term “Senior Agent” in this Section 4.3 shall only refer to the Facility/Swap Agent.

SECTION 5 Insolvency Proceedings.

5.1 Financing Matters. If any Loan Party becomes subject to any Insolvency Proceeding, and if the Senior Agents or the Senior Creditors desire (1) to consent (or not object) to the use of cash collateral (other than any cash collateral consisting of Escrow Account Collateral) under the Bankruptcy Code or (2)(A) to provide financing to any Loan Party under the Bankruptcy Code or (B) to consent (or not object) to the provision of such financing to any Loan Party by any third party (other than any such financing, in the case of either (A) or (B), to the extent it is secured by the Escrow Account Collateral) (“DIP Financing”), or (3) to consent to the Liens securing any DIP Financing (other than any Liens on the Escrow Account Collateral) (“DIP Financing Liens”), then the Junior Creditor agrees that, until the Senior Lien Discharge Date, the Junior Creditor (i) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such DIP Financing and DIP Financing Liens, unless (A) the Senior Creditors, or a representative authorized by the Senior Creditors (including, without limitation, the Senior Agents), shall then oppose or object to such DIP Financing or DIP Financing Liens, or (B) such DIP Financing Liens are not senior to, or do not rank pari passu with, the Liens securing the Senior Lien Obligations, (ii) will not request or accept any form of adequate protection or any other relief in connection with the sale, use or lease of such cash or other collateral (other than the Escrow Account Collateral) or such DIP Financing except as set forth in paragraph 5.4 below, (iii) will subordinate (and will be deemed hereunder to have subordinated) the Liens (other than the Liens on the Escrow Account Collateral) securing the Junior Lien Obligations (x) to such DIP Financing Liens with the same terms and conditions as the Liens securing the Senior Lien Obligations are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), (y) to any adequate protection provided to the Senior Creditors and (z) to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Agents or the Senior Creditors, and (iv) agrees that notice received five (5) business days prior to the entry of an order approving such usage of cash collateral or approving such financing shall be adequate notice.

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5.2 Relief From the Automatic Stay. The Junior Creditor agrees that it will not seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of the Junior Lien Obligations or any Collateral, without the prior written consent of the Senior Agents.

5.3 Adequate Protection.

(a) The Junior Creditor agrees that it shall not, with respect to any collateral held by a Senior Agent for the benefit of Senior Creditors (other than the Escrow Account Collateral), object, contest, or support any other Person objecting to or contesting, (i) any request by any Senior Agent or any Senior Creditor for adequate protection or (ii) any objection by any Senior Agent or any Senior Creditor to any motion, relief, action or proceeding based on a claim of a lack of adequate protection.

(b) The Senior Creditors will not raise any objection to a request by the Junior Creditor (and the Junior Creditor may make requests) for (i) adequate protection payments in the form of the Junior Creditor retaining a Lien on the Collateral (including proceeds thereof arising after the commencement of such proceeding) with the same priority in relation to the Senior Creditors as existed prior to the commencement of the insolvency or liquidation proceedings as contemplated by clause (a) above, (ii) the Junior Creditor receiving a replacement Lien on post-petition assets with the same priority relative to the Liens securing Senior Lien Obligations as existed immediately prior to the commencement of the Insolvency proceeding, and (iii) a superpriority claim on the Escrow Account Collateral or, provided that such claim is junior in all respects to the superpriority claims granted to the Senior Creditors, collateral other than the Escrow Account Collateral; provided that, (A) all such Liens, if granted, will be subordinate to all Liens securing the Senior Lien Obligations (including, without limitation, the senior lien adequate protection liens and any “carve-out” agreed to by any Senior Agent) and any Liens securing DIP Financing, but excluding any such Liens on the Escrow Account Collateral) on the same basis as the other Liens securing the Junior Lien Obligations are so subordinated under this Agreement and (B) all such superpriority claims on collateral other than the Escrow Account Collateral, if granted, are junior in all respects to the superpriority claims granted to the Senior Creditors on account of any of the Senior Lien Obligations or granted with respect to the DIP Financing or use of cash collateral on the same basis as the other Liens securing the Junior Lien Obligations are so subordinated under this Agreement and the Junior Creditor shall have irrevocably agreed that any such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such junior superpriority claims. Notwithstanding anything contained in this Agreement to the contrary, if, in connection with any Insolvency Proceeding, (A) any Senior Creditor seeks or requests adequate protection with respect to any collateral held by a Senior Agent for the benefit of Senior Creditors (other than the Escrow Account Collateral) in the form of a Lien on additional collateral, the Junior Creditor may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing Senior Lien Obligations and DIP Financing Liens on the same basis as the other Liens securing Junior Lien Obligations are subordinated to the Liens securing Senior Lien Obligations under this Agreement or (B) the Junior Creditor is granted adequate protection in the form of a Lien on additional collateral, each Senior Agent will, for themselves and on behalf of their respective Senior Creditors, be granted adequate protection in the form of a Lien on such additional collateral that is senior to such Liens securing Junior Lien Obligations as security for the Senior Lien Obligations.

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(c) Nothing in Section 5.3(a) or Section 5.3(b) shall modify the rights of the Junior Creditor or the Facility/Swap Agent as holders of Liens on the Escrow Account Collateral relating to adequate protection in respect thereof, it being understood that such matters are addressed in the Escrow Accounts Intercreditor Agreement.

5.4 Avoidance Issues. If any Senior Creditor is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Loan Party, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the Senior Lien Obligations with respect to such Senior Creditor shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Lien Discharge Date shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto until such time as the Senior Lien Discharge Date shall have fully and finally occurred with respect to all such reinstated Senior Lien Obligations. The Junior Creditor agrees that it shall not be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

5.5 Asset Dispositions in an Insolvency Proceeding. The Junior Creditor shall not, in an Insolvency Proceeding, oppose any sale or disposition of any assets of any Loan Party (other than the Escrow Account Collateral) that is supported by the Senior Creditors, and the Junior Creditor will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale of such assets supported by the Senior Creditors and to have released their Liens in such assets. Notwithstanding the foregoing, until the Facility/Swap Discharge Date has occurred, the use of the term “Senior Creditors” in this Section 5.5 shall only refer to the Facility/Swap Creditors.

5.6 Grants of Security and Separate Classification. The Junior Creditor acknowledges and agrees that (i) the grants of Liens on the Collateral pursuant to the Junior Lien Security Documents constitute a separate and distinct grant of Liens on the Collateral from those in the Senior Lien Security Documents, and (ii) among other things, because of their differing rights in the Collateral, the Junior Lien Obligations are fundamentally different from the Senior Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Senior Creditors and Junior Creditors constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Junior Creditors hereby acknowledge and agree that all distributions shall be made as if there were separate classes of senior and junior secured claims against the

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Loan Parties in respect of the Collateral with the effect being that, to the extent that the aggregate distributions are sufficient (for this purpose ignoring all claims held by the Junior Creditor), the Senior Creditors shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest before any distribution is made in respect of the claims held by the Junior Creditor, with the Junior Creditor hereby acknowledging and agreeing to turn over to the Senior Agents amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Junior Creditor.

5.7 Plans of Reorganization. Each of the Senior Agents, on behalf of their respective Senior Creditors, and the Junior Creditor agrees that, without the written consent of the other, it will not seek to vote with the other as a single class in connection with any plan of reorganization in any insolvency or liquidation proceeding. The Junior Creditor may vote on any plan of reorganization (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension) to the extent not inconsistent with the terms of this Agreement.

5.8 Effectiveness in Insolvency Proceedings. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of Insolvency Proceeding. All references in this Agreement to any Loan Party shall include such Loan Party as a debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding.

5.9 Post-Petition Interest.

(a) No Junior Creditor may oppose or seek to challenge any claim by a Senior Creditor for allowance or payment in any Insolvency Proceeding of Senior Lien Obligations consisting of Post-Petition Interest.

(b) No Senior Creditor may oppose or seek to challenge in an Insolvency Proceeding a claim by the Junior Creditor for allowance of Junior Lien Obligations consisting of Post- Petition Interest; provided, however that (i) if the Senior Creditors shall have made a claim for allowance or payment in such Insolvency Proceeding of Senior Lien Obligations consisting of Post-Petition Interest, such claim (1) shall also have been approved or (B) will be approved contemporaneously with the approval of such claim by the Junior Creditor and (ii) each Senior Creditor may oppose or seek to challenge any such claim by the Junior Creditor.

SECTION 6 Senior Lien Documents and Junior Lien Documents.

6.1 Amendments to Senior Lien Documents. Unless a similar amendment, supplement or modification to the applicable Junior Lien Document has been, or is concurrently being, made, without the prior written consent of the Junior Creditor, the Senior Lien Agreements may not be amended, supplemented, modified, increased, restated, refinanced or replaced to the extent such amendment, supplement, modification, restatement, refinancing or replacement, or the terms of any new Senior Lien Agreement would contravene the provisions of

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this Agreement. Notwithstanding the foregoing, the parties hereto (x) acknowledge that the Loan Parties, or any one or more of them, expect to enter into a new credit facility within three months of the date first written above that is not inconsistent with the terms of the Indenture and (y) agree that the foregoing sentence shall not apply to the initial entry into such new credit facility, but will apply to all amendments, supplements, modifications and restatements thereto and all refinancings and replacements thereof.

6.2 Restrictions on Junior Lien Documents and Amendments to Junior Lien Documents. Unless a similar amendment, supplement or modification to the applicable Senior Lien Document has been, or is concurrently being, made, without the prior written consent of the Senior Agents, the Junior Lien Purchase and Sale Agreement may not be amended, supplemented, modified, increased, restated, refinanced or replaced to the extent such amendment, supplement, modification, restatement, refinancing or replacement, or the terms of any new Junior Lien Purchase and Sale Agreement, would (i) contravene the provisions of this Agreement, (ii) increase the outstanding aggregate amount of P&A Obligations in excess of the cap therefor set forth in the definition of Junior Lien Obligations, (iii) add additional collateral as security for the Junior Lien Obligations (unless such additional collateral is also provided to the Senior Agents), or (iv) increase the obligations thereunder of the Loan Parties or confer any additional rights on the Junior Creditor which would be materially adverse to the Senior Creditors.

6.3 Application of Senior Lien Security Document Amendments to Junior Lien Security Documents. In the event any Senior Agent enters into any amendment, waiver or consent in respect of any of the Senior Lien Security Documents (subject to Section 6.1 and the other terms of this Agreement) for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Lien Security Document or changing in any manner the rights of any parties thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Junior Lien Security Document without the consent of or action by the Junior Creditor; provided that (A) no such amendment, waiver or consent shall have the effect of removing Collateral subject to the Lien of any Junior Lien Security Document, except to the extent that (x) such a release of such Lien is pursuant to Section 4.2 hereof and (y) there is a corresponding release of Collateral subject to the Lien of the Senior Lien Documents, (B) no such amendment, waiver or consent that materially and adversely affects the rights of the Junior Creditor and does not affect the Senior Creditors in a like or similar manner shall apply to the Junior Lien Documents without the consent of the Junior Creditor, (C) no such amendment, waiver or consent shall permit Liens on the Collateral which are not permitted under the terms of the Junior Lien Documents, (D) no such amendment, waiver or consent shall impose duties on the Junior Creditor without its consent and (E) notice of such amendment, waiver or consent shall be given to the Junior Creditor no later than 30 days after its effectiveness, provided that the failure to give such notice shall not affect the effectiveness and validity thereof. Notwithstanding the forgoing, until the Facility/Swap Discharge Date has occurred, the use of the term “Senior Agent” in this Section 6.3 shall only refer to the Facility/Swap Agent.

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SECTION 7 Reliance: Waivers: etc

7.1 Reliance. Each of the Senior Lien Documents are deemed to have been executed and delivered, and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The Junior Creditor expressly waives all notice of the acceptance of and reliance on this Agreement by the Senior Creditors.

7.2 No Warranties or Liability. The Junior Creditor acknowledges and agrees that no Senior Agent nor any of their respective Senior Creditors has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any Senior Lien Document. Except as otherwise provided in this Agreement, the Senior Creditors will be entitled to manage and supervise their respective extensions of credit to any Loan Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

7.3 No Waivers. No right or benefit of any party hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Loan Party with the terms and conditions of any of the Senior Lien Documents or the Junior Lien Documents.

SECTION 8 Representations and Warranties.

8.1 Representations and Warranties. By its signature hereto, each Person signing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

SECTION 9 Miscellaneous.

9.1 Conflicts, Other Agreements.

(a) With respect to the rights, duties and obligations as between the Facility/Swap Agent and the Notes Trustee, the provisions of that certain intercreditor agreement, dated as of the date hereof, by and among the Facility/Swap Agent, as “First Lien Agent” for the First Lien Creditors (as defined therein), the Notes Trustee as “Second Lien Trustee” for the Second Lien Creditors (as defined therein), BEEOO, BEEFC and each of the other Loan Parties from time to time party thereto (as amended, supplemented, amended and restated or otherwise modified from time to time, the “First Lien Agent/Second Lien Trustee Intercreditor Agreement”) shall govern.

(b) With respect to the Operated Properties Escrow Account and the Non-Operated Properties Escrow Account, the provisions of that certain intercreditor agreement, dated as of the date hereof, by and among the Facility/Swap Agent as “Second Lien Agent” and the Junior Creditor as “First Lien Creditor”, BEEOO, BEEFC and each of the other Loan Parties from time to time party thereto (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Escrow Accounts Intercreditor Agreement”) shall govern.

(c) Notwithstanding the provisions of Section 9.1(b), with respect to the rights, duties and obligations as between the Capital One, N.A, as Administrative Agent under the Second

[INTERCREDITOR AGREEMENT]

Lien Credit Agreement and the lenders party thereto on the one hand and BP on the other hand, the provisions of that certain intercreditor agreement, dated as of the date hereof, by and between Capital One, N.A., as Administrative Agent for itself and the lenders under the Second Lien Credit Agreement and BP dated of even date herewith (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Capital One/BP Intercreditor Agreement”) shall govern.

(d) Upon execution of the Prior Agreement by the parties hereto and execution of the Escrow Accounts Intercreditor Agreement dated November 23, 2010 by the parties thereto, that certain intercreditor agreement, dated as of October 29, 2009, by and among the PPVA Black Elk (Cayman) Ltd., the Notes Trustee, the Junior Creditor and BEEOO (as amended prior to the date hereof, the “Existing Intercreditor Agreement”) became of no further force and effect.

9.2 Continuing Nature of Provisions. This Agreement shall continue to be effective, and shall not be revocable by any party hereto, until the Senior Lien Discharge Date shall have occurred. This is a continuing agreement and the Senior Creditors may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Loan Party on the faith hereof.

9.3 Amendments; Waivers. No amendment or modification of any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed by each party hereto. Notwithstanding the foregoing, no Loan Party will have a right to consent to or approve an amendment or modification of this Agreement except to the extent its rights are directly affected. Notwithstanding anything herein to the contrary, no provision of this Section 9.3 shall have any effect on the obligations of the Loan Parties under the Junior Lien Documents with respect to any such amendments.

9.4 Information Concerning Financial Condition of Loan Parties. Each Senior Creditor and the Junior Creditor hereby assume responsibility for keeping themselves informed of the financial condition of the Loan Parties and all other circumstances bearing upon the risk of nonpayment of the Senior Lien Obligations or the Junior Lien Obligations Senior Creditors and the Junior Creditor hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. Other than as required by this Agreement, in the event any Senior Agent or the Junior Creditor, each in its sole discretion, respectively, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (A) to provide any such information to such other party or any other party on any subsequent occasion, (B) to undertake any investigation not a part of its regular business routine, or (C) to disclose any other information.

9.5 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.

9.6 Service of Process; Waivers.

[INTERCREDITOR AGREEMENT]

(a) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.7. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(b) Each party hereto knowingly, voluntarily and intentionally waives any right any of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statements (whether oral or written) or action of any of them. None of the parties hereto shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by any of the parties hereto except by a written instrument executed by all of them.

9.7 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below each party’s name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. The Notes Trustee agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods (including pdf files). If the party elects to give the Notes Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Notes Trustee in its discretion elects to act upon such instructions, the Notes Trustee’s understanding of such instructions shall be deemed controlling.

9.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the Senior Creditors and the Junior Creditor and their respective successors and assigns, and nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral. All references to any Loan Party shall include any Loan Party as debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding.

9.9 Further Assurances. The Junior Creditor, on behalf of itself, and BEEOO and BEEFC, on behalf of the Loan Parties, agree that it shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Senior Agents or any other Senior Creditor may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

9.10 Subrogation. The Junior Creditor hereby agrees that it shall not exercise any rights of subrogation it may acquire as a result of any payment hereunder prior to the occurrence of the Senior Lien Discharge Date.

[INTERCREDITOR AGREEMENT]

9.11 Application of Payments. All payments received by the Senior Agents or the Senior Creditors may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Lien Obligations provided for in the Senior Lien Documents, in accordance with the First Lien Agent/Second Lien Trustee Intercreditor Agreement. The Junior Creditor assents to any extension or postponement of the time of payment of the Senior Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the Senior Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefore, in each case to the extent undertaken in accordance with this Agreement.

9.12 Specific Performance. Each Senior Agent, any other Senior Creditor, and the Junior Creditor may demand specific performance of this Agreement. The Junior Creditor and each Senior Agent, on behalf of themselves and their respective Senior Creditors, each hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Senior Agents, any Senior Creditor, or the Junior Creditor, respectively.

9.13 Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting this Agreement.

9.14 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.15 Counterparts: Integration: Effectiveness. This Agreement may be executed in counterpart (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by each party hereto.

9.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.17 Rights of Notes Trustee.

(a) With respect to the Loan Parties, in addition to the foregoing rights, in acting hereunder and by virtue of this Agreement, the Notes Trustee shall have all of the rights, protections and immunities granted to it under the Existing Indenture and the Notes Security Documents, all of which are incorporated by reference herein as they relate to the Loan Parties and the Notes Trustee.

[INTERCREDITOR AGREEMENT]

(b) In no event shall the Notes Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Notes Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(c) The Notes Trustee agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods (including pdf files). If the party elects to give the Notes Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Notes Trustee in its discretion elects to act upon such instructions, the Notes Trustee’s understanding of such instructions shall be deemed controlling.

9.18 Prior Agreement. This Agreement supersedes and replaces the Prior Agreement and is intended by the parties as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement.

[Remainder of Page Intentionally Left Blank.]

[INTERCREDITOR AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CAPITAL ONE, N.A., as a Senior Agent and as
Facility/Swap Agent for and on behalf of the
Facility/Swap Creditors
By:	/s/ Eric Broussard
Name:	Eric Broussard
Title:	Senior Counsel
Address for Notices:
Eric Broussard
Senior Vice President, Energy Banking
Capital One, N.A.
5718 Westheimer, Suite 1430
Houston, Texas 77057

THE BANK OF NEW YORK MELLON TRUST COMPANY , N.A., as a Senior Agent and as Notes Trustee and Notes Collateral Agent and on behalf of the Notes Creditors
By:	/s/ Kash Asghar
Name:	Kash Asghar
Title:	Senior Associate
Address for Notices:
601 Travis, 16th FL,
Houston, Texas,
77002,
USA

W&T OFFSHORE, INC., a Texas corporation, as Junior Creditor

By:	/s/ Thomas F. Getter
Thomas F. Getten
Vice President and General Counsel

Address for Notices: 9 Greenway Plaza, Suite 300 Houston, TX 77046

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC, a Texas limited liability company

By:	/s/ James Hagemeier
James Hagemeier
Vice President

BLACK ELK ENERGY FINANCE CORP., a Texas corporation

By:	/s/ James Hagemeier
James Hagemeier
Vice President

PPVA executes this Agreement for the sole purpose of acknowledging that it is a restatement of the Prior Agreement and that PPVA is no longer a party hereto and has no further rights or obligations hereunder:

PPVA BLACK ELK (CAYMAN) LTD.

By:	/s/ Daniel Small

Name:	Daniel Small

Title:

Exhibit A

FACILITY/SWAP SECURITY DOCUMENTS

1. Mortgage, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement dated to be effective as of December 24, 2010 from BEEOO to the Facility/Swap Agent

2. Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment of Production dated December 24, 2010 from BEEOO in favor of the Facility/Swap Agent and the trustee therefor

3. Security Agreement dated December 24, 2010 executed by BEEOO, BEEFC and Black Elk Energy Land Operations, LLC in favor of Facility/Swap Agent

4. Pledge Agreement dated December 24, 2010 executed by BEEOO in favor of Facility/Swap Agent

Exhibit B

NON-OPERATED PROPERTIES

EUGENE ISLAND 53

That certain Oil and Gas Lease No. OCS- 0479, dated effective December 1, 1954, from the United States of America, as Lessor, to Union Producing Company, as Lessee, covering all of Block 53, Eugene Island Area, as shown on Official leasing map, La. Map No. 4 Outer Continental Shelf Leasing Map (Louisiana offshore operations), containing approximately 5,000 acres, more or less

EUGENE ISLAND 107

That certain Oil and Gas Lease No. OCS-G 15241, dated effective September 1, 1995, by and between the United States of America, as Lessor, and Norcen Explorer, Inc., Global Natural Resources Corporation of Nevada and DALEN Resources Oil & Gas Co., as Lessee, covering all of Block 107, Eugene Island Area, OCS Leasing Map, Louisiana Map No. 4, containing approximately 5,000 acres, more or less.

EUGENE ISLAND 108

That certain Oil and Gas Lease No. OCS-G 3811, dated effective June 1, 1978, from the United States of America, as Lessor, to Texasgulf Inc., Northern Natural Gas Company, Case Pomeroy Oil Corporation and Felmont Oil Corporation, as Lessee, covering all of Block 108, Eugene Island Area, as shown on OCS Official Leasing Map, Louisiana Map No. 4, containing approximately 5,000 acres, more or less

EUGENE ISLAND 118

That certain Oil and Gas Lease No. OCS-G 15242, dated effective July 1, 1995, by and between the United States of America, as Lessor, and Norcen Explorer, Inc., Global Natural Resources Corporation of Nevada and DALEN Resources Oil & Gas Co., as Lessee, covering all of Block 118, Eugene Island Area, OCS Leasing Map, Louisiana Map No. 4, insofar and only insofar as it pertains to the N/2 N/2 NW/4 of Eugene Island 118.

EUGENE ISLAND 175

That certain Oil and Gas Lease No. OCS- 0438, dated effective December 1, 1954, from the United States of America, as Lessor, to Sinclair Oil & Gas Co., Peoples Production Co., The Standard Oil Co. (Ohio), El Paso Natural Gas Co. and Texas and Western Natural Gas Co., as Lessee, covering all of Block 175, Eugene Island Area, as shown on Official leasing map, La. Map No. 4 Outer Continental Shelf Leasing Map (Louisiana offshore operations), containing approximately 5,000 acres, more or less

[INTERCREDITOR AGREEMENT]

EWING BANK 966

That certain Oil and Gas Lease No. OCS-G 18184 effective July 1, 1997, from the United States of America, as Lessor and Mariner Energy, Inc., as Lessee, covering all of Block 966, Ewing Bank Area, as shown on OCS Official Protraction Diagram, NH 15-12, containing approximately 5,760 acres, more or less.

GRAND ISLE 45

That certain Oil and Gas Lease No. OCS-G 16461, dated effective June 1, 1996, from the United States of America, as Lessor, to Petsec Energy Inc., as Lessee, covering all of Block 45, Grand Isle Area, OCS Leasing Map, Louisiana Map No. 7, containing approximately 5,000 acres, more or less.

HIGH ISLAND A-365

That certain Oil and Gas Lease No. OCS-G 2750, dated effective July 1, 1974, from the United States of America, as Lessor, to Sun Oil Company (Delaware), as Lessee, covering all of Block A-365, High Island Area, East Addition, South Extension, OCS Official Leasing Map, Texas Map No. 7C, containing approximately 5,760 acres, more or less.

HIGH ISLAND A-376

That certain Oil and Gas Lease No. OCS-G 2754, dated effective July 1, 1974, from the United States of America, as Lessor, to Texaco, Inc. and Columbia Gas Development Corporation, as Lessees, covering all of Block A-376, High Island Area, East Addition, South Extension, OCS Official Leasing Map, Texas Map No. 7C, containing approximately 5,760 acres, more or less.

HIGH ISLAND A-382

That certain Oil and Gas Lease No. OCS-G 2757, dated effective July 1, 1974, from the United States of America, as Lessor, to Mobil Oil Corporation, Union Oil Company of California, Amoco Production Company, Texas Gas Exploration Corporation and The Northwestern Mutual Life Insurance Company, as Lessee, covering all of Block A-382, High Island Area, East Addition, South Extension, OCS Official Leasing Map, Texas Map No. 7C, containing approximately 5,760 acres, more or less.

HIGH ISLAND A-560

That certain Oil and Gas Lease No. OCS-G 14193, dated effective November 1, 1993, from the United States of America, as Lessor, to General Atlantic Gulf Coast, Inc., as Lessee, covering all of Block A-560, High Island Area, South Addition, OCS Leasing Map, Texas Map No. 7B, containing approximately 5,760 acres, more or less.

HIGH ISLAND A-563

That certain Oil and Gas Lease No. OCS-G 02388, dated effective August 1, 1973, from the United States of America, as Lessor, to Pennzoil Louisiana and Texas Offshore, Inc., Pennzoil

[INTERCREDITOR AGREEMENT]

Offshore Gas Operators, Inc., Mesa Petroleum Co., Canadian Occidental of California, Inc., Texas Production Company, Skelly Oil Company, and Quintana Offshore, Inc., as Lessee, and covering all of Block A-563, High Island Area, South Addition, OCS Leasing Map, Texas Map No. 7B, containing 5,760.00 acres, more or less.

HIGH ISLAND A 573

That certain Oil and Gas Lease No. OCS-G 2393, dated effective August 1, 1973, from the United States of America, as Lessor, to Mobil Oil Corporation, Union Oil Company of California, Amoco Production Company, The Northwestern Mutual Life Insurance Company and Texas Gas Transmission Corporation, as Lessee, covering all of Block A 573, High Island Area, South Addition. Official Leasing Map, Texas Map No. 7B, containing approximately 5,760 acres, more or less.

HIGH ISLAND A-595

That certain Oil and Gas Lease No. OCS-G 2721, dated effective July 1, 1974, from the United States of America, as Lessor, to Mobil Oil Corporation, Union Oil Company of California, Amoco Production Company, Texas Gas Exploration Corporation and The Northwestern Mutual Life Insurance Company, as Lessee, covering all of Block A-595, High Island Area, South Addition, OCS Official Leasing Map, Texas Map No. 7B, containing approximately 5,760 acres, more or less.

HIGH ISLAND A-596

That certain Oil and Gas Lease No. OCS-G 2722, dated effective July 1, 1974, from the United States of America, as Lessor, to Mobil Oil Corporation, Union Oil Company of California, Amoco Production Company, Texas Gas Exploration Corporation and The Northwestern Mutual Life Insurance Company, as Lessee, covering all of Block A-596, High Island Area, South Addition, OCS Official Leasing Map, Texas Map No. 7B, containing approximately 5,760 acres, more or less.

MAIN PASS 185

That certain Oil and Gas Lease No. OCS-G 25033, dated effective May 1, 2003, from the United States of America, as Lessor, to W & T Offshore, Inc., as Lessee, covering all of Block 185, Main Pass Area, South and East Addition, OCS Leasing Map No. 10A, containing approximately 4,994.55 acres, more or less

MATAGORDA ISLAND 520L

That certain Oil and Gas Lease dated October 2, 1973 granted by the State of Texas, General Land Office, as Lessor, to Corpus Christi Leaseholds, Inc., as Lessee, being designated as State Lease No. 69136, covering Tract 520-L, NE/4, Gulf of Mexico, Matagorda County, as shown on the official map of the Gulf of Mexico now on file in the General Land Office, containing 1440 acres, more or less, recorded in Book 529, Page 865 in the Official Records of Matagorda County, Texas.

[INTERCREDITOR AGREEMENT]

MATAGORDA ISLAND 520L

That certain Oil and Gas Lease dated October 2, 1973 granted by the State of Texas, General Land Office, as Lessor, to Corpus Christi Leaseholds, Inc., as Lessee, being designated as State Lease No. 69137, covering Tract 520-L, NW/4, Gulf of Mexico, Matagorda County, as shown on the official map of the Gulf of Mexico now on file in the General Land Office, containing 1440 acres, more or less, recorded in Book 529, Page 889 in the Official Records of Matagorda County, Texas.

MISSISSIPPI CANYON 110

That certain Oil and Gas Lease No. OCS-G 18192 effective August 1, 1997, from the United States of America, as Lessor to Shell Offshore Inc., as Lessee, covering all of Block 110, Mississippi Canyon Area, OCS Official Protraction Diagram, NH 16-10, containing approximately 5,760 acres, more or less.

SOUTH MARSH ISLAND 17

That certain Oil and Gas Lease No. OCS-G 12886 effective May 1, 1991, by and between the United States of America, as Lessor to Agip Petroleum Co. Inc., as Lessee, covering all of Block 17, South Marsh Island Area, OCS Leasing Map, Louisiana Map No. 3A, covering 5,000 acres, more or less.

SOUTH MARSH ISLAND 39

That certain Oil and Gas Lease No. OCS-G 16320, dated effective July 1, 1996, from the United States of America, as Lessor, to Equitable Resources Energy Company and Chieftain International (U.S.) Inc., as Lessee, covering all of Block 39, South Marsh Island Area, OCS Leasing Map, Louisiana Map No. 3A, containing approximately 5,000 acres, more or less.

SOUTH MARSH ISLAND 142

That certain Oil and Gas Lease No. OCS-G 1216 effective June 1, 1962, by and between the United States of America, as Lessor, and Forest Oil Corporation, as Lessee, covering all of Block 142, South Marsh Island Area, South Addition, as shown on official leasing map La. No. 3C, Outer Continental Shelf Leasing Map, Louisiana Offshore Operations, containing approximately 2,760.91 acres, more or less.

SOUTH MARSH ISLAND 280

That certain Oil and Gas Lease No. OCS-G 14456 effective June 1, 1994, by and between the United States of America, as Lessor, and Noreen Explorer, Inc., as Lessee, covering all of Block 280, South Marsh Island Area, North Addition, OCS Leasing Map, Louisiana Map No. 3D, containing approximately 5,000 acres, more or less.

[INTERCREDITOR AGREEMENT]

SOUTH MARSH ISLAND 281

Contractual Interest within the W/2W/2 of Block 281, South Marsh Island Area, from the surface down to a True Vertical Depth of 15,000’, being a portion of the “Pooled Area” as described in that certain Joint Development Agreement dated 6/15/01 between RME Petroleum Company and W&T Offshore, Inc., as SM 280 owners, and RME Petroleum Company; Texaco Exploration and Production, Inc.; The George R. Brown Partnership; Hunt Oil Company; Hunt Petroleum Corporation; FCH Operating Company; Lamar Hunt Trust Estate; RSE II LLC, as SM 281 owners

SOUTH PASS 87

That certain Oil and Gas Lease No. OCS-G 7799, dated effective September 1, 1985, from the United States of America, as Lessor, to Marathon Oil Company, Amerada Hess Corporation, The Louisiana Land and Exploration Company and OKC Limited Partnership, as Lessee, covering all of Block 87, South Pass Area, South and East Addition, OCS Leasing Map, Louisiana Map No. 9A, containing approximately 3,540.45 acres, more or less.

SOUTH PELTO 12

That certain Oil and Gas Lease No. OCS 00072 (formerly State of LA Lease No. 792), dated effective September 12, 1946, from the State of Louisiana, as Lessor, to Magnolia Petroleum Company, as Lessee, covering the W/2 of Block 12, South Pelto Area, as shown on OCS Official Leasing Map, Louisiana Map No. 6B, containing approximately 2,500 acres, more or less.

SOUTH PELTO 19

That certain Oil and Gas Lease No. OCS 00073 (formerly State of LA Lease No. 793), dated effective September 12, 1946, from the State of Louisiana, as Lessor, to Magnolia Petroleum Company, as Lessee, covering the W/2 of Block 19, South Pelto Area, as shown on OCS Official Leasing Map, Louisiana Map No. 6B, containing approximately 2,500 acres, more or less.

VERMILION 78

That certain Oil and Gas Lease No. OCS — G 4421, dated effective November 1, 1980, from the United States of America, as Lessor, to CNG Producing Company, Anadarko Production Company and Hunt Oil Company, as Lessee, covering all of Block 78, Vermilion Area, OCS Leasing Map, Louisiana Map No. 3, containing approximately 5,000 acres, more or less.

VERMILION 314

That certain Oil and Gas Lease No. OCS — G 5438, dated effective July 1, 1983, from the United States of America, as Lessor, to Amoco Production Company, as Lessee, covering all of Block 314, Vermilion Area, South Addition, OCS Leasing Map, Louisiana Map No. 3B, containing approximately 5,000 acres, more or less.

[INTERCREDITOR AGREEMENT]

VERMILION 331

That certain Oil and Gas Lease No. OCS — G 2572, dated effective May 1, 1974, from the United States of America, as Lessor, to Signal Oil & Gas Company, The Louisiana Land and Exploration Company, Louisiana Land Offshore Exploration Company, Inc., Amerada Hess Corporation and Marathon Oil Company, as Lessee, covering all of Block 331, Vermilion Area, South Addition, Official Leasing Map, Louisiana Map No. 3B, containing approximately 5,000 acres, more or less.

VERMILION 375

That certain Oil and Gas Lease No. OCS — G 14427, dated effective May 1, 1994, from the United States of America, as Lessor, to Phillips Petroleum Company and Anadarko Petroleum Corporation, as Lessee, covering all of Block 375, Vermilion Area, South Addition, OCS Leasing Map, Louisiana Map No. 3B, containing approximately 5,000 acres, more or less.

WEST DELTA 79

That certain Oil and Gas Lease No. OCS — G 1874, dated effective December 1, 1968, from the United States of America, as Lessor, to The Signal Companies, Inc., The Louisiana Land and Exploration Company, Marathon Oil Company and Amerada Petroleum Corporation, as Lessee, covering Block 79, S1/2; Block 80, W1/2SW1/4; SW1/4NW1/4, West Delta Area, Official Leasing Map, Louisiana Map No. 8, containing approximately 3,437.5 acres, more or less.

WEST DELTA 80

That certain Oil and Gas Lease No. OCS — G 1989, dated effective August 1, 1970, from the United States of America, as Lessor, to Signal Oil & Gas Company, The Louisiana Land and Exploration Company, Marathon Oil Company and Amerada Hess Corporation, as Lessee, covering NE1/4SWl/4; SE1/4NW1/4; S1/2NE1/4; N1/2SE1/4 Block 80 West Delta Area, Official Leasing Map, Louisiana Leasing Map No. 8, containing approximately 1,875 acres, more or less.

WEST DELTA 80

That certain Oil and Gas Lease No. OCS — G 2136, dated effective January 1, 1972, from the United States of America, as Lessor, to Signal Oil & Gas Company, The Louisiana Land and Exploration Company, Amerada Hess Corporation and Marathon Oil Company, as Lessee, covering NE1/4NW1/4; N1/2NE1/4 Block 80 West Delta Area as shown on official leasing map, Louisiana Map No. 8, containing approximately 937.50 acres, more or less.

WEST DELTA 85

That certain Oil and Gas Lease No. OCS — G 4895, dated effective December 1, 1981, from the United States of America, as Lessor, to Marathon Oil Company, Amerada Hess Corporation, The Louisiana Land and Exploration Company and Aminoil USA, Inc., as Lessee, covering that portion of Block 85, West Delta Area, Louisiana Map No. 8, which is more than three geographical miles seaward from the line described in the supplemental decree of the U.S.

[INTERCREDITOR AGREEMENT]

Supreme Court, June 16, 1975 (United States vs. Louisiana, 422 U.S. 13) containing approximately 2,629.90 acres, more or less.

WEST DELTA 86

That certain Oil and Gas Lease No. OCS — G 2934, dated effective December 1, 1974, from the United States of America, as Lessor, to Marathon Oil Company, The Louisiana Land and Exploration Company, Amerada Hess Corporation and Burmah Oil and Gas Company, as Lessee, covering N1/2 Block 86 West Delta Area OCS Official Leasing Map, Louisiana Map No. 8, containing approximately 2,500 acres, more or less.

WEST DELTA 86

That certain Oil and Gas Lease No. OCS — G 4243, dated effective January 1, 1980, from the United States of America, as Lessor, to Marathon Oil Company, Amerada Hess Corporation, The Louisiana Land and Exploration Company and Aminoil USA, Inc., as Lessee, covering S1/2 Block 86 West Delta Area as shown on OCS Leasing Map, Louisiana Map No. 8, containing approximately 2,500 acres, more or less.

[INTERCREDITOR AGREEMENT]